UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 13, 2006

Health Net, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818) 676-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2006, Health Net, Inc. ("Health Net") entered into an accelerated share repurchase ("ASR") agreement with J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch ("JP Morgan"). The ASR agreement provides for Health Net to purchase from JP Morgan $127 million in shares of Health Net common stock at an initial price of $47.22 per share. The ASR agreement provides for an adjustment to the purchase price based on the volume weighted average purchase price paid by JP Morgan for shares of Health Net common stock that JP Morgan may acquire in the open market subject to specified conditions. The ASR agreement contains customary representations and warranties, covenants and conditions and indemnification provisions.

J.P. Morgan Securities Inc. and JPMorgan Chase Bank, National Association and their affiliates have provided, and may in the future provide, commercial banking and other financial services to Health Net for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

Item 7.01 Regulation FD Disclosure.

On December 15, 2006, Health Net issued a press release announcing that it repurchased shares of its common stock under the ASR agreement. The press release is furnished under this Item 7.01 as Exhibit 99.1 to this Current Report on Form
8-K and is incorporated by reference in this Item 7.01.

Item 9.01 Financial Statements and Exhibits.

99.1 Health Net press release dated December 15, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

December 15, 2006	By:	B. Curtis Westen

Name: B. Curtis Westen
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Health Net press release dated December 15, 2006.